EXHIBIT 99.1                   NEWS RELEASE

       Nord Resources Acquires Johnson Camp Mine, Arizona

     Albuquerque, New Mexico, June 9, 1999 - - Nord Resources Corporation (NYSE: NRD) announced today that it had acquired the Johnson Camp Mine, Cochise County, Arizona, which is currently being operated on a maintenance basis. To acquire the property, Nord issued 1.6 million shares of its common stock to Summo Minerals Corporation (TSE: SMA) in exchange for Summo's proprietary data and purchase rights, and Nord completed the purchase of the Johnson Camp Mine from Arimetco, Inc. for the price of $1.86 million, $310,000 of which was paid on closing and the remainder payable in annual installments over three years. Since 1975 the Johnson Camp Mine has produced over 150 million pounds of cathode copper from open pit mining, heap leaching and solvent extraction-electrowinning (SX-EW) processing of oxide ores. Although significant reserves remain, mining operations ceased in 1997. Heap leaching continues and the mine is producing 1 to 2 million pounds of copper annually.

     A detailed feasibility study to restart the Johnson Camp Mine was completed in April 1999 by an experienced independent engineering firm. The feasibility study demonstrates that the mine could produce cathode copper at an average cash cost of $0.53/lb. for the first six years of operation. Production capacity would be 18.9 million pounds per annum. Life-of-mine capital costs are estimated to be $15.3 million including acquisition costs and working capital. Proven and probable oxide reserves would allow for operation at full capacity for a minimum of ten years. Exploration targets remain to be drilled which could expand oxide reserves significantly. Additionally, the property contains potential for discovery of a major porphyry copper sulfide deposit underlying the oxide mineralization.

     The Johnson Camp property is located in southeastern Arizona 65 miles east of Tucson and totals 2,723 acres consisting of patented and unpatented mining claims and fee simple lands. The existing facilities include a 4,000-gpm solvent extraction plant, a tank farm, a 52,000 ppd capacity electrowinning plant with 74 electrowinning cells, four solution storage ponds with a capacity of eight million gallons, a truck shop, core storage building, administrative and engineering office and warehouse, laboratory, plant mechanical shop, a crusher station dump pocket and adjacent fuel storage tanks, and various other equipment.

     Under an arrangement with the Company's affiliate, Nord Pacific Limited, which operates a SX-EW copper mine in Australia and was instrumental in identifying and assessing the Johnson Camp opportunity, Nord Pacific will participate in management of the Johnson Camp Mine and will be entitled to 20% of cash flow after Nord Resources has fully recovered its past and future investment in the property.

     Dr. Pierce Carson, CEO, stated that the Johnson Camp Mine represented an excellent opportunity for the Company to acquire, under favorable terms, a fully engineered and permitted SX-EW copper mine in the United States. At higher copper prices, the mine could be returned to production quickly, at the annual rate of 18.9 million pounds of cathode copper and would be capable of generating significant cash flow. Conversion of current drill-indicated resources into reserves would allow for low-cost expansion of the existing facility to produce over 40 million pounds of cathode copper annually. Furthermore, the upside exploration potential could lead eventually to discovery of a major porphyry copper deposit.

     Nord Resources Corporation owns a 50% interest in Sierra Rutile Limited, a West African rutile (titanium dioxide) mine shut down since 1995. The Company also owns a 28.5% interest in Nord Pacific Limited (OTCBB: NORPF; Toronto: NPF), a diversified international resource company engaged in the production of copper and the exploration for and development of base and precious metals and strategic minerals including copper, gold, silver, nickel and cobalt. Nord Pacific's activities are located in Australia, Papua New Guinea, Mexico, Canada and the United States.

     Safe Harbor Statement under the Private Securities Litigation Act of 1995: The statements contained in this release which are not historical fact are "forward looking statements" that involve various important risks, uncertainties and other factors which could cause the Company's actual results to differ materially from those expressed in such forward looking statements. These factors include, without limitation the risk factors disclosed in the Company's securities filings.


     For information contact: Pierce Carson, Chief Executive Officer, or
                              Ray Jenner, Chief Financial Officer
                              (505) 766-9955
                              Website:  www.nordresources.com